UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

PROPANC BIOPHARMA, INC.

(Name of Registrant As Specified In Its Charter)

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Propanc Biopharma, Inc.

6 Butler Street, Camberwell

VIC, 3124 Australia

NOTICE OF ACTION TO BE TAKEN WITHOUT A MEETING

To The Stockholders of Propanc Biopharma, Inc.:

This notice and the enclosed Information Statement is being furnished by the Board of Directors (the “Board”) of Propanc Biopharma, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), to the holders of record (the “Stockholders”) of shares of our common stock, par value $0.001 (the “Common Stock”), and shares of our preferred stock, $0.01 par value per share (the “Preferred Stock”), at the close of business on March 18, 2019 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the enclosed Information Statement is to notify our Stockholders of actions taken by written consent of the holders of a majority of our voting stock. On March 4, 2019, the Company received written consents in lieu of a meeting of stockholders from holders of 348,117,138 votes representing 50.11% of the outstanding voting power of the Company (the “Majority Stockholders”) approving the following actions by the Company (collectively, the “Actions”):

(1) approval of a Certificate of Amendment (the “Certificate of Amendment”) to our Certificate of Incorporation to effect, at the discretion of our Board, a reverse stock split of the Common Stock at a reverse stock split ratio in the range of between 1-for-150 and 1-for-500 (the “Reverse Stock Split”), which specific ratio will be determined by our Board at its sole discretion prior to the filing the Certificate of Amendment, with a corresponding pro-rata decrease of the authorized number of shares of our Common Stock; and

(2) approval of a Certificate of Amendment to fix the number of authorized shares of the Common Stock after the Reverse Stock Split at one hundred million (100,000,000) shares of Common Stock (the “Common Stock Increase”), which change will effected by the filing of the Certificate of Amendment.

The full text of the Certificate of Amendment is attached as Exhibit A to this Information Statement.

On March 4, 2019, prior to the approval of the Majority Stockholders, the Board approved the Actions and the Certificate of Amendment, subject to obtaining subsequent stockholder approval, and recommended for our stockholders to approve the Actions. The Majority Stockholders approved the Actions by written consent in lieu of a meeting on March 4, 2019.

Accordingly, your consent is not required and is not being solicited in connection with the approval of the Actions. The Actions and the Certificate of Amendment will become effective when we file the Certificate of Amendment with the Secretary of State of the State of Delaware. The Certificate of Amendment will not be filed and the Actions will not become effective, until the date that is at least 20 days after the enclosed Information Statement is first mailed or otherwise delivered to our Stockholders.

This Information Statement is being mailed on or about March 20, 2019, to the Stockholders of record on the close of business on the Record Date.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

/s/ James Nathanielsz
James Nathanielsz Chief Executive Officer and Acting Chairman

Propanc Biopharma, Inc.

6 Butler Street, Camberwell

VIC, 3124 Australia

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL INFORMATION

This Information Statement is being mailed on or about March 20, 2019, to the holders of record (the “Stockholders”) at the close of business on March 18, 2019 (the “Record Date”) of shares of common stock, $0.001 par value per share (the “Common Stock”), and shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), of Propanc Biopharma, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), in connection with the approval and adoption of the Certificate of Amendment for the Reverse Stock Split and the Common Stock Increase by the written consent of the Majority Stockholders (as defined below). A copy of the form of the Certificate of Amendment is attached as Exhibit A to this Information Statement.

Action by Written Consent

The following actions were approved by the written consent of the Majority Stockholders in lieu of a special meeting:

(1) approval of a Certificate of Amendment (the “Certificate of Amendment”) to our Certificate of Incorporation to effect, at the discretion of our Board of Directors (the “Board”), a reverse stock split of the Common Stock at a reverse stock split ratio in the range of between 1-for-150 and 1-for-500 (the “Reverse Stock Split”), which specific ratio will be determined by our Board at its sole discretion prior to the filing the Certificate of Amendment, with a corresponding pro-rata decrease of the authorized number of shares of our Common Stock; and

(2) approval of a Certificate of Amendment to fix the number of authorized shares of the Common Stock after the Reverse Stock Split at one hundred million (100,000,000) shares of Common Stock (the “Common Stock Increase”), which change will effected by the filing of the Certificate of Amendment.

The Reverse Stock Split and the Common Stock Increase and the Certificate of Amendment, substantially the form attached to this Information Statement as Exhibit A, will become effective upon the acceptance for record of the Certificate of Amendment with the Secretary of State of the State of Delaware, which will occur no earlier than 20 calendar days after this Information Statement is first mailed to our Stockholders.

Vote Required and Obtained

The Common Stock and the Preferred Stock are the only classes of outstanding voting stock of the Company. As of March 4, 2019, there were 346,831,422 shares of our Common Stock outstanding. On March 4, 2019, the following holders of shares of the Common Stock and shares of the Preferred Stock, representing 50.11% of the outstanding voting power of the Company (the “Majority Stockholders”), executed the written consent of the Majority Stockholders approving the Reverse Stock Split and the Common Stock Increase pursuant to the Certificate Amendment:

Stockholder Name	Class of Shares Held	No. of Shares	No. of Votes	% of Outstanding Votes

North Horizon Pty Ltd.(1)	Common Stock	171,846	171,846	0.03%
	Series A Preferred Stock(2)	500,000	1,000,000	0.14%
James Nathanielsz	Series B Preferred Stock(3)	1	346,831,422	49.93%
Julian Kenyon	Common Stock	113,870	113,870	0.02%
	Total:	785,717	348,117,138	50.11%

(1)	North Horizon Pty Ltd. is a Nathanielsz Family Trust. Mr. James Nathanielsz, the Chief Executive Officer, Chief Financial Officer, Acting Chairman and a director of the Company, has voting and investment power over these shares.
(2)	Each holder of outstanding shares of Series A Preferred Stock is entitled to vote on all matters submitted or required to be submitted to a vote of our stockholders, except election and removal of directors, and each share of Series A Preferred Stock entitles such holder to two votes per each outstanding share of Series A Preferred Stock.
(3)	Each holder of outstanding shares of Series B Preferred Stock is entitled to vote on all matters submitted or required to be submitted to a vote of our stockholders, and each share of Series B Preferred Stock has the voting power equivalent to the number of votes equal to the total number of shares of our Common Stock outstanding as of the record date for the determination of stockholders entitled to vote on such matters.

Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a special meeting of stockholders to approve the Reverse Stock Split and Common Stock Increase. In order to eliminate the costs involved in holding a special meeting of stockholders, the Board voted to utilize the written consent of the holders of a majority of our outstanding voting securities. The Board does not intend to solicit any proxies or consents from any other stockholder in connection with this action.

Stockholders Entitled to Receive Notice of Action by Written Consent

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the Company’s stockholders of record on the Record Date. This Information Statement also constitutes notice under Section 228 of the DGCL that the Reverse Stock Split and the Common Stock Increase were approved by the written consent of the Majority Stockholders. This Information Statement is being mailed on or about March 20, 2019, to our stockholders of record on the Record Date who did not execute the written consent of the Majority Stockholders and is being delivered to inform the stockholders of the Reverse Stock Split and the Common Stock Increase described herein before it takes effect in accordance with Rule 14c-2 of the Exchange Act. No dissenter’s rights are afforded to our stockholders under Delaware law as a result of the adoption of the Amendment.

Only holders of record of our Common Stock and Preferred Stock at the close of business on the Record Date are entitled to notice of the action taken by written consent.

Effective Date of Action by Written Consent

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that the corporate actions being taken pursuant to the written consent of the Majority Stockholders can become effective is 20 days after the first mailing or other delivery of this Information Statement. After the foregoing 20-day period, we plan to file the Certificate of Amendment with the Secretary of State of the State of Delaware, which filing will result in the Reverse Stock Split and the Common Stock Increase becoming effective. Notwithstanding that the Majority Stockholders have approved the Actions, the Board reserves the right to elect in its sole discretion not to proceed with the Actions. We recommend that you read this Information Statement in its entirety for a full description of the action approved by the Majority Stockholders.

Dissenters’ Rights of Appraisal

Neither the Company’s Certificate of Incorporation nor Bylaws nor the DGCL provide for dissenters’ rights of appraisal in connection with the Actions described herein.

Costs of the Information Statement

We are mailing this Information Statement and will bear the costs associated therewith. We are not making any solicitations. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common Stock and Preferred Stock held of record by them, and will reimburse such persons for their reasonable charges and expenses in connection therewith.

ACTIONS TO BE TAKEN

With respect to each Action described in this Information Statement, the Board of Directors reserves the right, notwithstanding that the Majority Stockholders have approved each Action, to elect not to proceed with one or more Actions if the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of the Stockholders to consummate any one or more of the Actions.

ACTION ONE: APPROVAL OF THE CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF

INCORPORATION TO EFFECTUATE A REVERSE STOCK SPLIT

General

Our Board and the Majority Stockholders approved a Reverse Stock Split in the range of between 1-for-150 and 1-for-500, which specific ratio will be determined by the Board prior to filing the Certificate of Amendment. In determining which Reverse Stock Split ratio to implement, the Board may consider a number of factors, including the historical and then current trading price and trading volume of our Common Stock. Pursuant to the Reverse Stock Split, each number of specific shares of our Common Stock (between 150 and 500 depending on the ratio) will be automatically, without any further action by the Stockholders, be combined and reclassified into one (1) validly issued, fully paid and nonassessable share of Common Stock. The Reverse Stock Split will also cause a corresponding pro-rata decrease of the number of the Company’s authorized shares of Common Stock in accordance with the Reverse Stock Split ratio. No fractional shares of Common Stock will be issued as the result of the Reverse Stock Split. Instead, the Company will issue to the Company’s stockholders holding a fractional share of Common Stock one additional share of Common Stock for each fractional share. The Company anticipates that the effective date of the Reverse Stock Split will be during the second calendar quarter of 2019.

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT SUCH MINIMAL CHANGE AS MAY RESULT FROM THE ISSUANCE OF SHARES PURSUANT TO THE FRACTIONAL SHARES.

Purpose and Effect of the Reverse Stock Split

Our Board believes that, among other reasons, the number of outstanding shares of our Common Stock and very low trading price of our Common Stock have contributed to a lack of investor interest in the Company from institutional and other investors and has made it difficult for the Company to attract new investors and conduct equity financings on attractive terms or at all. Our Board believes that it may be necessary and prudent for the Company to amend our Certificate of Incorporation to effect the reverse stock split because it would reduce the number of outstanding shares of our Common Stock to a level more consistent with other public companies with a similar anticipated market capitalization. Additionally, a reverse stock split should have the effect of raising the minimum bid price of our Common Stock on the OTCQB market, which was $0.0117 per share as of March 15, 2019. The Board believes it will be beneficial to the stockholders if our Common Stock is traded on a recognized stock exchange, either The Nasdaq Capital Market or NYSE American (an “Exchange”). In the future we hope to apply to list our Common Stock on an Exchange as soon as we are eligible to do so following the consummation of the Reverse Stock Split, a future public capital raise and satisfaction of other listing requirements and conditions. The Nasdaq Capital Market for example has minimum bid price requirement for new applicants of $4.00 per share. However, a company may qualify under a closing price alternative of $3.00 or $2.00 if the company meets varying requirements. On March 15, 2019, the last reported bid price of our Common Stock as reported by the OTCQB was $0.0117 per share. Although the Board believes that the Reverse Stock Split will enable the Company to meet these minimum market price requirements, there is no assurance that we will establish and maintain a market price in excess of the required level following the Reverse Stock Split or that even if we do establish such market price that any application to an Exchange would be successful. The effect of the Reverse Stock Split, if any, upon the stock price for our Common Stock cannot be predicted, and the history of similar stock split combinations for companies like us is varied. We also cannot assure you that the stock price of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of Common Stock outstanding as a result of the Reverse Stock Split because, among other things, the stock price of our Common Stock may be based on our performance and other factors as well. If we are successful in listing our Common Stock on an Exchange, the Board believes that such a listing will positively impact our ability to raise additional equity capital. However, there is also no assurance that we would be able to raise additional equity capital in a public offering or otherwise. Further, we are not currently eligible to make such application to list on an Exchange and cannot guarantee that we will be eligible in the future, or if we are eligible, that we will make such application or that such application will be approved.

The Board also believes that the current market price of our Common Stock has a negative effect on the marketability of the existing shares, and that the Reverse Stock Split may make the Common Stock more attractive to a broader range of institutional and other investors, as the current market price of the Common Stock may affect its acceptability to certain institutional investors, professional investors, and other members of the investing public. Many institutional investors look on stocks that are trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. Additionally, a variety of policies and practices of brokerage firms discourage individual brokers within those firms from dealing in low-priced stocks in light of brokers’ commissions and time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Many brokerage firms are also reluctant to recommend low-priced stock to their customers and the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage for low-priced stocks. The Board believes the Reverse Stock Split may help to alleviate some of these problems, but there is no guarantee of increased marketability of the existing shares.

An additional principal effect of the Reverse Stock Split will be the reduction in the number of shares of Common Stock issued and outstanding from 346,831,422 shares as of March 4, 2019 to a range of approximately 693,663 to 2,312,210 shares, depending on the Reverse Stock Split ratio selected by the Board. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company or proportionate voting power, except (i) to the extent that the Reverse Stock Split results in any of our stockholders holding a fractional share of our Common Stock and (ii) that James Nathanielsz, our Chief Executive Officer, Chief Financial Officer, Acting Chairman and a director, will continue to hold the majority voting power of our Company via his beneficial ownership of Series A Preferred Stock and Series B Preferred Stock (see section captioned “Required Vote” above). The Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split shall not affect any rights, privileges or obligations with respect to the shares of Common Stock existing prior to the Reverse Stock Split, nor does it increase or decrease the market capitalization of the Company. The reverse stock split may increase the number of our stockholders who own “odd lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” under Rule 13e-3 of the Exchange Act. We will continue to be subject to the periodic reporting requirements of the Exchange Act. Following the Effective Date, we do not anticipate that the Company’s financial condition, the percentage ownership of management or any aspect of the Company’s business would materially change as a result of the Reverse Stock Split.

The Reverse Stock Split will not affect the par value of the Common Stock. As a result, on the effective date of any Reverse Stock Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced in proportion to the fraction by which the number of shares of Common Stock is reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be retroactively increased for each period because there will be fewer shares of our Common Stock outstanding.

The Certificate of Amendment will both decrease the number of outstanding shares and establish a new number of shares of Common Stock that we are authorized to issue after the Reverse Stock Split. The number of shares of Common Stock authorized to be issued after the Reverse Stock Split will 100,000,000 shares. Currently, we are authorized to issue 4,000,000,000 shares of Common Stock. Because the Reverse Stock Split will reduce the number of outstanding shares by a greater proportion than the decrease in the authorized number of shares of Common Stock after the Common Stock Increase, the 100,000,000 authorized shares will represent a relative increase in the number of authorized shares compared to outstanding shares of Common Stock. Accordingly, more shares of Common Stock will be available for issuance as a result of the Reverse Stock Split, the Common Stock Increase and the Certificate of Amendment. The Board believes that the availability of more shares of Common Stock for issuance will allow the Company greater flexibility in pursuing financing from investors, meeting business needs as they arise, taking advantage of favorable opportunities, and responding to a changing corporate environment. For a more detailed discussion of the Common Stock Increase, see section captioned “Action 2: Approval of the Certificate of Amendment to the Certificate of Incorporation to Fix the Number of Authorized Shares of Common Stock at 100,000,000 Shares” below.

On the effective date of any Reverse Stock Split, all outstanding options and warrants will be adjusted to reflect the Reverse Stock Split. The number of shares of Common Stock that the holders of outstanding options and warrants may purchase upon exercise of their options and warrants will decrease, and the exercise prices of such options and warrants will increase, in proportion to the fraction by which the number of shares of Common Stock underlying such options and warrants are reduced as a result of the Reverse Stock Split, resulting in the same aggregate price being required to be paid as would have been paid immediately preceding the Reverse Stock Split.

Although our authorized Common Stock will be reduced as a result of any Reverse Stock Split, the overall effect after the Common Stock Increase will be an increase in our authorized but not outstanding or reserved shares of Common Stock. These shares may be issued by our Board in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock.

No further stockholder approval is required to effect any Reverse Stock Split.

Certain Risks Associated With the Reverse Stock Split and Common Stock Increase

You should recognize that after the Reverse Stock Split you will own fewer shares of Common Stock than you currently own. While we hope that the Reverse Stock Split will result in an increase in the potential stock price of our Common Stock, we cannot accurately predict the effect of the Reverse Stock Split on the market price for our Common Stock. Furthermore, there can be no assurance that the market price of our Common Stock immediately after the proposed Reverse Stock Split will continue for any period of time. Even if our Common Stock maintains an increased share price, the Reverse Stock Split may not achieve the desired results that we have outlined above. Certain other risks associated with the Reverse Stock Split are outlined below:

●	If the Reverse Stock Split is effected and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

●	There can be no assurance that the Reverse Stock Split will result in any particular price for our Common Stock. As a result, the trading liquidity of our Common Stock may not necessarily improve.

●	There can be no assurance that the market price per share of our Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. For example, based on the closing price of our common stock on March 15, 2019 of $0.0117 per share, if the Reverse Stock Split were implemented and approved for a Reverse Stock Split ratio of 1-for-400, there can be no assurance that the post-split market price of our Common Stock would be $4.68 or greater. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. Moreover, in the future, the market price of our Common Stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split.

●	The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

In evaluating whether to approve the Reverse Stock Split, the Board took into consideration other negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits that investors, analysts and other stock market participants may hold; the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined, sometimes significantly, following their reverse stock splits; the possible adverse effect on liquidity that a reduced number of outstanding shares could cause; and the costs associated with implementing a reverse stock split.

The Board intends to effect the Reverse Stock Split only if it believes that the implementation of the Reverse Stock Split is in the best interests of the Company and its stockholders. The Board may exercise its discretion not to implement the Reverse Stock Split.

Anti-Takeover Effects of the Reverse Stock Split

THE OVERALL EFFECT OF THE REVERSE STOCK SPLIT AND COMMON STOCK INCREASE (DESCRIBED BELOW) MAY BE TO RENDER MORE DIFFICULT THE CONSUMMATION OF MERGERS WITH THE COMPANY OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, AND THUS MAKE IT DIFFICULT TO REMOVE MANAGEMENT.

A possible effect of both the Reverse Stock Split and the Common Stock Increase is to discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company’s voting securities and the removal of incumbent management. Our management could use the additional shares of Common Stock available for issuance to resist or frustrate a third-party take-over effort favored by a majority of the independent Stockholders that would provide an above market premium by issuing additional shares of Common Stock. In addition, both before after the consummation of the Reverse Stock Split, Mr. Nathanielsz, our Chief Executive Officer, Chief Financial Officer, Acting Chairman and a director, will continue to hold the majority voting power of our Company via his beneficial ownership of Series A Preferred Stock and Series B Preferred Stock.

The Reverse Stock Split and the increase in the relative number of authorized shares of Common Stock is not the result of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Nor are the Reverse Stock Split and the Common Stock Increase a plan by management to adopt a series of amendments to the Company’s charter or by-laws to institute an anti-takeover provision. The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. As discussed above, the reason for the Reverse Stock Split is to increase the amount of shares of Common Stock that the Company is able to issue and raise the minimum bid price of our Common Stock on the OTCQB market in order to attract potential investors and conduct equity financings.

Board Discretion to Implement the Reverse Stock Split in the Future

The Reverse Stock Split will be effected, if at all, only upon a determination by the Board that a Reverse Stock Split (at a Reverse Stock Split ratio determined by the Board of not less than one-for-150 and not to exceed 1-for-500) is then in the best interests of the Company and its stockholders. The Board’s determination as to whether the Reverse Stock Split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of our Common Stock, prevailing market conditions and the likely effect on the market price of our Common Stock. If the Board determines to effect the Reverse Stock Split, the Board will consider various factors in selecting the ratio, including the overall market conditions at the time and the recent trading history of the Common Stock. Notwithstanding approval of the Reverse Stock Split by the stockholders, the Board may, in its sole discretion, abandon the Reverse Stock Split and the Certificate of Amendment and determine prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware not to effect the Reverse Stock Split, as permitted under Section 242(c) of the DGCL.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

We anticipate that we will implement the Reverse Stock Split during the second calendar quarter of 2019, or as soon thereafter as the Board elects to do so, subject to the Board’s determination in its discretion not to proceed with the Reverse Stock Split. We would then file the Certificate of Amendment with the Secretary of State of the State of Delaware at such date as the Board had determined to affect the Reverse Stock Split (the “Effective Date”). The Certificate of Amendment would add a new provision providing that holders of our Common Stock immediately prior to the filing of the Certificate of Amendment will receive one share of Common Stock for each number of shares selected by the Board. Upon the filing of the Certificate of Amendment, and without any further action on the part of the Company or our stockholders, the issued shares of Common Stock held by our stockholders of record as of the Effective Date would be converted into a lesser number of shares of Common Stock calculated in accordance with the Reverse Stock Split ratio of not less than 1-for-150 and not more than 1-for-500, as selected by the Board and set forth in the Certificate of Amendment.

For example, if a stockholder presently holds 15,000 shares of our Common Stock, he, she or it would hold 100 shares of Common Stock following a 1-for-150 Reverse Stock Split, or 30 shares of Common Stock following a 1-for-500 Reverse Stock Split, in each case with an adjustment for any fractional shares. Beginning on the Effective Date, each certificate representing pre-split shares would be deemed for all corporate purposes to evidence ownership of post-split shares.

Further, prior to filing the Certificate of Amendment reflecting the Reverse Stock Split, we must first notify the Financial Industry Regulatory Authority (“FINRA”) by filing the Issuer Company Related Action Notification Form no later than ten (10) days prior to our anticipated date of the Reverse Stock Split.

As soon as practicable after the Effective Date, stockholders would be notified that the Reverse Stock Split had been affected

The Certificate of Amendment will be in substantially the form attached to this Information Statement as Exhibit A and will become effective upon the acceptance for record of the Certificate of Amendment with the Secretary of State of the State of Delaware, which will occur no earlier than 20 calendar days after this Information Statement is first mailed to our Stockholders who did not execute the written consent of the Majority Stockholders.

Effect on Beneficial Holders (i.e., Stockholders Who Hold in “Street Name”)

Upon the Reverse Stock Split, we intend to treat Common Stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to affect the Reverse Stock Split for their customers holding Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold shares of Common Stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders (i.e., Stockholders that are Registered on the Transfer Agent's Books and Records but do not Hold Certificates)

Some of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent, Action Stock Transfer Corporation. These stockholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post- Reverse Stock Split shares. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will be available to be sent to the stockholder’s address of record indicating the number of shares (adjusted for any fractional shares) of Common Stock held following the Reverse Stock Split, if required by the stockholder.

Effect on Certificated Shares

Upon the Reverse Stock Split our transfer agent will act as our exchange agent and assist holders of Common Stock in implementing the exchange of their certificates. Commencing on the Effective Date, stockholders holding shares in certificated form will be sent a transmittal letter by our transfer agent. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificates representing Common Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole post- Reverse Stock Split Common Stock, as applicable (“New Certificates”). No New Certificates will be issued to a stockholder until that stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. The letter of transmittal will also contain instructions on how you may obtain New Certificates if your Old Certificates have been lost. If you have lost your certificates, you will have to pay any surety premium and the service fee required by our transfer agent.

Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of shares, will automatically be exchanged for New Certificates.

Stockholders should not destroy any stock certificates and should not submit any certificates until requested to do so by the transfer agent. Shortly after the Reverse Stock Split the transfer agent will provide registered stockholders with instructions and a letter of transmittal for converting Old Certificates into New Certificates. Stockholders are encouraged to promptly surrender Old Certificates to the transfer agent (acting as exchange agent in connection with the Reverse Stock Split) in order to avoid having shares become subject to escheat laws.

Fractional Shares

Stockholders will not receive fractional post-Reverse Stock Split shares in connection with the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio implemented will automatically be entitled to receive an additional fraction of a share of our Common Stock to round up to the next whole share.

No Appraisal Rights

Under the DGCL, stockholders are not entitled to appraisal rights or dissenters rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of certain federal income tax consequences of the Reverse Stock Split to the holders of Common Stock. This discussion is based on the Internal Revenue Code of 1986, as amended, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion is for general information purposes only and the tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. In addition, this discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment, including without limitation, holders of warrants, holders who are dealers in securities, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired the Common Stock pursuant to the exercise of compensatory stock options or otherwise as compensation. The following discussion also does not address the tax consequences of the Reverse Stock Split under foreign, state or local tax laws. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a reverse  stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes. The adjusted basis of the new shares of Common Stock will be the same as the adjusted basis of the Common Stock exchanged for such new shares. The holding period of the post-Reverse Stock Split shares of the Common Stock resulting from implementation of the Reverse Stock Split will include the stockholder’s respective holding periods for the pre-Reverse Stock Split shares.

ACTION 2: APPROVAL OF THE CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF

INCORPORATION TO FIX THE NUMBER OF AUTHORIZED SHARES

OF COMMON STOCK AT 100,000,000 SHARES

General

Our Board and the Majority Stockholders authorized the Common Stock Increase whereby the number of authorized shares of our Common Stock will be changed to one hundred million (100,000,000) shares pursuant to the Certificate of Amendment. The change in the number of authorized shares of Common Stock will occur concurrently with the Reverse Stock Split, and only if the Board determines to effect the Reverse Stock Split. Although the number of authorized shares of Common Stock will be decreased from 4,000,000,000 shares to 100,000,000 shares, the number of shares outstanding after the Reverse Stock Split will decrease by a larger ratio than the reduction in the authorized shares of Common Stock. Accordingly, the change in the number of authorized shares of Common Stock will represent a proportional increase in the number of authorized shares of Common Stock compared to the number of shares of Common Stock outstanding after the Reverse Stock Split.

Purpose and Effect of Changing (Increasing) the Number of Authorized Shares

The additional shares of Common Stock which were authorized by the Majority Stockholders would be part of the existing class of Common Stock, if and when issued by the Company. These shares would have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of the Company’s Common Stock do not have preemptive rights to subscribe for and purchase any new or additional issues of Common Stock or securities convertible into Common Stock.

Our Board believes that the Common Stock Increase is in the best interests of the Company and its stockholders. The purpose of increasing the number of authorized shares of Common Stock is to have shares available for issuance for such corporate purposes as the Board of Directors may determine in its discretion, including, without limitation:

●	conversion of convertible securities

●	future acquisitions

●	investment opportunities

●	stock splits

●	stock dividends or other distributions

●	issuances pursuant to our Option Plan, and

●	future financings and other corporate purposes.

Other than in connection with outstanding warrants, options or other convertible note agreements and except as set forth below, although the Company is actively discussing financing alternatives which may result in the issuance of additional shares of Common Stock, the Company has no such plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares of Common Stock.

On February 25, 2019, the Company entered into an Equity Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement with Oasis Capital, LLC (the “Investor”) pursuant to which the Investor committed to purchase up to $10,000,000 (the “Maximum Amount”) of Common Stock (the “Financing”). Pursuant to the Purchase Agreement, upon filing and effectiveness of the Company’s Registration Statement on Form S-1 and provided other closing conditions are met, from time to time over the 3-year term of the Purchase Agreement, the Company shall have the right, but not the obligation, to direct the Investor to purchase shares of Common Stock (the “Put Shares”) in a maximum amount of $1,000,000, provided that the number of Put Shares shall not exceed 250% of the Average Daily Trading Volume (as defined in the Purchase Agreement). At any time and from time to time during the term of the Purchase Agreement, the Company may deliver a notice to the Investor (the “Put Notice”) and shall deliver the Put Shares to the Investor via DWAC (as defined in the Purchase Agreement) within two trading days. The purchase price (the “Purchase Price”) for the Put Shares shall equal 87.5% of the one lowest daily volume weighted average price on the Principal Market (as defined in the Purchase Agreement) (as reported by Bloomberg Finance L.P.) during the five trading days immediately following the date the Investor receives the Put Shares via DWAC associated with the applicable Put Notice (the “Valuation Period”). The closing of a Put Notice shall occur within one trading day following the end of the respective Valuation Period, whereby (i) the Investor shall deliver the Investment Amount (as defined below) to the Company by wire transfer of immediately available funds and (ii) the Investor shall return surplus Put Shares if the value of the Put Shares delivered to the Investor causes the Company to exceed the maximum commitment amount. The Company shall not deliver another Put Notice to the Investor within ten trading days of a prior Put Notice. The “Investment Amount” means the aggregate Purchase Price for the Put Shares purchased by the Investor, minus clearing costs payable to the Investor’s broker or to the Company’s transfer agent for the issuance of the Put Shares. Such Registration Statement was declared effective by the SEC on March 7, 2019. As of March 7, 2019, no funds have been raised pursuant to the Purchase Agreement. A more detailed description of the Purchase Agreement is set forth in the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2019.

On February 4, 2019, the Company entered into a letter agreement with a certain investment bank (the “Investment Bank”), pursuant to which the Company retained the Investment Bank as its exclusive placement agent through May 31, 2019. In the event of the closing of an equity and/or debt offering during such period (or the tail period after, if applicable), subject to certain exceptions, the Investment Bank would receive a percentage of the gross proceeds in cash and a percentage of the shares of common stock issued by the Company in such offering as warrants. As of March 7, 2019, no funds have been raised pursuant to this letter agreement.

Although our authorized Common Stock will be reduced as a result of any Reverse Stock Split, the overall effect after the Common Stock Increase will be an increase in our authorized but not outstanding or reserved shares of Common Stock. These shares may be issued by our Board in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock.

No further stockholder approval is required to effect the Common Stock Increase or to issue any additional shares of Common Stock.

Anti-Takeover Effects of the Common Stock Increase

THE OVERALL EFFECT OF THE COMMON STOCK INCREASE MAY BE TO RENDER MORE DIFFICULT THE CONSUMMATION OF MERGERS WITH THE COMPANY OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, AND THUS MAKE IT DIFFICULT TO REMOVE MANAGEMENT.

A possible effect of the relative Common Stock increase is to discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company’s voting securities and the removal of incumbent management. Our management could use the additional shares of Common Stock available for issuance to resist or frustrate a third-party takeover effort favored by a majority of the independent stockholders that would provide an above-market premium by issuing additional shares of Common Stock.

The increase in the relative number of authorized shares of Common Stock is not the result of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Nor is the relative Common Stock increase a plan by management to adopt a series of amendments to the Company’s charter or bylaws to institute an anti-takeover provision. The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. As discussed above, the reason for the relative increase in the number of shares of Common Stock that the Company is able to issue in order to attract potential investors and conduct equity financings. Any issuance of additional shares of Common Stock could have the effect of diluting any future earnings per share and book value per share of the outstanding shares of our Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

Effective Date of the Common Stock Increase

The change in the number of authorized shares of Common Stock will occur concurrently with the Reverse Stock Split, and only if the Board determines to effect the Reverse Stock Split.

No Appraisal Rights

The DGCL does not provide for appraisal rights or dissenters rights in connection with the action described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

●	each of our directors;

●	our sole Named Executive Officer; and

●	all of our current executive officers and directors as a group.

The following table is based upon information supplied by to us by our officers, directors and certain principal stockholders. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock that the person has the right to acquire beneficial ownership within 60 days, including common stock issuable pursuant to the exercise of options that are either immediately exercisable or exercisable on or before May 3, 2019, which is 60 days after March 4, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Propanc Biopharma, Inc., 302, 6 Butler Street, Camberwell, VIC, 3124 Australia.

	Common Stock Beneficially Owned		Series A Preferred Stock Beneficially Owned		Series B Preferred Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class(1)	Number of Shares Beneficially Owned	Percentage of Class(2)	Number of Shares Beneficially Owned	Percentage of Class (2)

North Horizon Pty Ltd.(3)	171,846	*	500,000	100%	-	-

James Nathanielsz(4)	457,846	*	-	-	1	100%

Dr. Julian Kenyon(5)	399,870	*	-	-	-	-

All directors and executive officers, as a group (2 persons)	857,716	*	500,000	100%	1	100%

* Represents beneficial ownership of less than one percent.

(1) Applicable percentages are based on 346,831,422 shares of our common stock outstanding as of May 4, 2019.

(2) Applicable percentages are based on 500,000 shares of our Series A Preferred Stock and one share of our Series B Preferred Stock outstanding as of May 4, 2019, except where the person or entity has the right to receive shares within the next 60 days, which would increase the number of shares owned by such person or entity and the number of shares outstanding.

(3) North Horizon Pty Ltd. is a Nathanielsz Family Trust. Mr. Nathanielsz, the Chief Executive Officer, Chief Financial Officer, Active Chairman and a director of the Company, has voting and investment power over these shares.

(4) Represents 171,846 shares of our common stock held by North Horizon Pty Ltd. and 286,000 shares of common stock issuable to Mr. Nathanielsz pursuant to his stock options currently exercisable or exercisable within 60 days of May 4, 2019.

(5) Represents 113,870 shares of our common stock held by Dr. Julian Kenyon, a director of our Company, and 286,000 shares of our common stock issuable to Dr. Kenyon pursuant to his stock options currently exercisable or exercisable within 60 days of May 4, 2019.

INTERESTS OF CERTAIN PERSONS ON MATTERS TO BE ACTED UPON

None of the persons who have served as our officers or directors since the beginning of our last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in the Reverse Stock Split or the Common Stock Increase, other than the interests held by such persons through their respective beneficial ownership of the shares of our capital stock set forth above in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” In addition, our officers and directors have an interest in the Common Stock Increase that is not shared by all holders of Common Stock, as such officers and directors may be granted by the Board additional shares of Common Stock, options and/or other equity awards in the future in connection with their services provided to us, as a result of the increase in the number of shares of Common Stock the Company would be authorized to issue.

DISSENTERS’ RIGHTS

Under Delaware law there are no dissenters’ rights available to our stockholders in connection with the Reverse Stock Split, the Common Stock Increase or the Certificate of Amendment.

HOW THE REVERSE STOCK SPLIT AND THE COMMON STOCK INCREASE WILL BE ENACTED

The Reverse Stock Split and the Common Stock Increase will be effected by the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. The Certificate Amendment will be effective upon the date and time of effectiveness of such filing, which is no earlier than 20 calendar days after this Information Statement is first mailed to our Stockholders who did not execute the written consent of the Majority Stockholders. The Reverse Stock Split and the Common Stock Increase will occur on the Effective Date without any further action on the part of our stockholders.

The Board has the authority, but not the obligation, in its sole discretion and without further action on the part of the stockholders, to select the ratio for the Reverse Stock Split (not to exceed 1-for-500) and to file the Certificate of Amendment. The Board may abandon the Reverse Stock Split at any time, in its sole discretion, prior to filing the Certificate of Amendment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

The SEC has adopted rules that permit companies and brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more stockholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Company proxy materials. This means that only one copy of proxy materials may have been sent to multiple stockholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report from the other stockholder(s) sharing your address, please: (i) notify your broker, bank or other nominee, (ii) direct your written request to Chief Executive Officer, 302, 6 Butler Street, Camberwell, VIC, 3124 Australia, or (iii) contact our Chief Executive Officer at +61-03-9882-6723. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact our Chief Executive Officer at the above address or phone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.propanc.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this Information Statement. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

Statements contained in this Information Statement concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

By Order of the Board of Directors

/s/ James Nathanielsz
James Nathanielsz
Chief Executive Officer and Acting Chairman

March 18, 2019

EXHIBIT A

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

PROPANC BIOPHARMA, INC.

PROPANC BIOPHARMA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation by written consent on March 4, 2019, setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation be amended by deleting Article 4 in its entirety and replacing it as follows:

“Article 4. A. Classes of Stock. The Corporation is authorized to issue two classes of shares to be designated as “Common Stock” and “Preferred Stock,” respectively. The Corporation has the authority to issue 100,000,000 total shares of Common Stock, $0.001 par value per share, and 1,500,005 total shares of Preferred Stock, $0.01 par value per share.

1. Upon the filing and effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Time”), each _______ shares of Common Stock either issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, round up to the nearest whole number of shares in order to bring the number of shares held by such holder up to the next whole number of shares of Common Stock. No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

B. Preferred Stock. The Corporation’s board of directors shall have the authority to authorize the issuance of 1,500,005 shares of Preferred Stock with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a Certificate of Designation as required by the General Corporation Law of the State of Delaware.”

SECOND: That in lieu of a meeting and vote of the stockholders, the Corporation’s stockholders holding a majority of the outstanding voting power of the Corporation’s capital stock have given written consent approving this Certificate of Amendment in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD: That the Effective Time of this amendment shall be 12:01 a.m. on ______________ ___, 2019.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this ___ day of ______________, 2019.

PROPANC BIOPHARMA, INC.

By:
Name:	James Nathanielsz
Title:	Chief Executive Officer